AMENDMENT NUMBER 1
                           TO THE PROXY STATEMENT OF
                            KENTUCKY INVESTORS, INC.
                              DATED APRIL 17, 1998

The following replaces the section titled "Compensation of Executive Officers Paid by the Corporation and its Subsidiaries" found on page 4 of the Proxy Statement dated April 17, 1998. Please attach this Amendment to your Proxy Statement.

COMPENSATION OF EXECUTIVE OFFICERS PAID BY THE CORPORATION AND ITS SUBSIDIARIES
     The Company does not pay any of its executive officers a regular salary; therefore, the Company does not have a Compensation Committee. The expense of the retirement plan to Kentucky Investors, Inc., for its executive officers is none. Seven executive officers of the Company, who also serve as Directors and/or officers of IHLIC, were compensated by IHLIC. The following SUMMARY COMPENSATION TABLE sets forth each executive officer of the Company whose aggregate direct compensation received from IHLIC exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL
POSITION                 YEAR         SALARY($)          BONUS
------------------------------------------------------------------------------
Harry Lee Waterfield II  1997      $158,684(1)         $20,177
President, Chairman      1996      $153,293(1)         $18,686
of the Board, &          1995      $146,856(1)         $17,868
Chief Executive Officer

Howard L. Graham,        1997      $117,694(2)         $10,181
Vice President-          1996      $113,064(2)         $ 9,825
Corporate Services       1995      $108,716(2)         $ 9,301

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(1) Amounts reported consist of contributions made by IHLIC under the 401(k)
Plan which is available to all employees of IHLIC.
(2) Amounts reported consist of contributions made by the Company under the 401(k) Plan which is available to all employees of the Company and contributions made by the Company to the Company's Deferred Compensation Plan which is available to eligible executive officers of the Company.


P. O. Box 717
Frankfort, Kentucky   40602
April 22, 1998